EX-28.d.4.s.1

AMENDMENT TO EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND AMUNDI SMITH BREEDEN LLC

Effective August 1, 2016*

Funds of the Trust	Subadvisory Fees
Nationwide Amundi Strategic Income Fund	0.30% on all Subadviser Assets

Nationwide Amundi Global High Yield Fund	0.34% on Subadviser Assets up to $200 million; and 0.32% on Subadviser Assets of $200 million and more

Nationwide Amundi World Bond Fund	0.35% on Subadviser Assets up to $200 million; and 0.30% on Subadviser Assets of $200 million and more

*	As approved at the Board of Trustees Special Meeting held on July 29, 2016.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
AMUNDI SMITH BREEDEN LLC

By:	/s/ Aimée Hermelink
Name:	Aimée Hermelink
Title:	Managing Director